As filed with the Securities and Exchange Commission on February 13, 1995

                           Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                      ______________________________

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ____________________

                               CAGLE'S, INC.
          (Exact name of registrant as specified in its charter)
                           ____________________

                                  Georgia
      (State or other jurisdiction of incorporation or organization)
                 ________________________________________

                                58-0625713
                   (I.R.S. employer identification no.)
                            __________________

                          2000 Hills Avenue, N.W.
                          Atlanta, Georgia  30318
                 (Address of principal executive offices)
                         _________________________

                      CAGLE'S, INC. STOCK OPTION PLAN
                         (Full title of the plan)
                          ______________________

                        George L. Pitts - Secretary
                               Cagle's, Inc.
                          2000 Hills Avenue, N.W.
                          Atlanta, Georgia  30318
       (Name and address, including zip code, of agent for service)
                 _________________________________________

                              (404) 355-2820
       (Telephone number, including area code, of agent for service)
                    ___________________________________

                                 Copy to:
                           G. Bland Byrne, Esq.
                   Byrne, Eldridge, Moore & Davis, P.C.
                   3340 Peachtree Road, N.E., Suite 1460
                          Atlanta, Georgia  30326



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                      CALCULATION OF REGISTRATION FEE

_______________________________________________________________________________

Title of Each   Amount      Proposed Maximum    Proposed Maximum    Amount of
Class of        to be         Offering Price    Aggregate Offering  Registration
Securities      Registered        per Share*              Price*
to be
Registered
_______________________________________________________________________________


Class A Common
Stock, par
value $1.00
per share,
under Cagle's,
Inc. Stock
Option Plan       125,000           $21.3125        $2,664,062.50        $832.52

* Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, on the basis of the average of the high and low prices of the Registrant's Class A Common Stock as reported on the NASDAQ/National Market System on February 6, 1995.






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              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents are incorporated by reference in this Registration Statement.

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended April 2, 1994, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

     (b) Registrant's quarterly reports on Form 10-Q for the fiscal quarters ended July 2, 1994, October 1, 1994, and December 31, 1994, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended April 2, 1994.

     (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 26, 1973 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

     Not applicable; the class of securities to be offered is registered under
Section 12 of the Securities Exchange Act of 1934.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Georgia Business Corporation Code, the Registrant's Articles of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's duty of care or other duty as a director except for any appropriation, in violation of his duties, of any business opportunity of the Registrant, liability under Section 14-2-154 the Georgia Business Corporation Code, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     Section 8.6 of the Registrant's Bylaws provide for indemnification of officers, directors and employees under certain circumstances and is incorporated herein by reference.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable

Item 8.  EXHIBITS.

Exhibit
Number    Description of Document

4         Cagle's, Inc. Stock Option Plan

5         Opinion of Byrne, Eldridge, Moore & Davis, P.C.

24.1      Consent of Arthur Andersen LLP

24.2      Consent of Byrne, Eldridge, Moore & Davis, P.C.
          (included in Exhibit 5)

Item 9.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports field by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant as described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 9 day of February, 1995.

                                   CAGLE'S, INC.



                                   By:  /S/ J. DOUGLAS CAGLE
                                        J. Douglas Cagle, Chairman of the
                                        Board and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                Title                            Date

/S/ J.DOUGLAS CAGLE           Chairman of the Board, Chief      February 9, 1995
J. Douglas Cagle              Executive Officer (Principal
                              Executive Officer)

/S/ JERRY D. GATTIS           President, Chief Operating        February 9, 1995
Jerry D. Gattis               Officer and Director

/S/ KENNETH R. BARKLEY        Senior Vice President-Finance,    February 9, 1995
Kenneth R. Barkley            Chief Financial Officer, Treasurer
                              and Director

/S/ JOHN J. BRUNO             Senior Vice President, Sales and  February 9, 1995
John J. Bruno                 Marketing and Director

/S/ MARK M. HAM               Vice President-Management         February 9, 1995
Mark M. Ham IV                Information Systems and Director

/S/ GEORGE DOUGLAS CAGLE      Vice President-New Product        February 9, 1995
George Douglas Cagle          Development and Director

/S/ JAMES DAVID CAGLE         Vice President-New Product Sales  February 9, 1995
James David Cagle             and Director

                              INDEX TO EXHIBITS


Exhibit
Number    Description of Document

4         Cagle's, Inc. Stock Option Plan

5         Opinion of Byrne, Eldridge, Moore & Davis, P.C.

24.1      Consent of Arthur Andersen LLP

24.2      Consent of Byrne, Eldridge, Moore & Davis,P.C.(included in Exhibit 5)


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                                  Exhibit 5

                    Byrne, Eldridge, Moore & Davis, P. C.
                              Attorneys At  Law
                           Suite 1460, Tower Place
                          3340 Peachtree Road, N. E.
                         Atlanta, Georgia 30326-1078

G. Bland Byrne III        Telephone (404) 364-1460         Writer's Direct Dial
                          Telecopier (404) 266-7272           (404) 266-7260


                            February 9, 1995

Cagle's, Inc.
2000 Hills Avenue, N.W.
Atlanta, Georgia  30318


Ladies and Gentlemen:

     You have requested our opinion as counsel for Cagle's, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 125,000 shares of Class A Common Stock issuable upon exercise of options granted under the Company's Stock Option Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about February 13, 1995 (the "Registration Statement"). We further have examined the Articles of Incorporation of the Company as certified by the Secretary of State of the State of Georgia, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Class A Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

     Very truly yours,

                              Byrne, Eldridge, Moore & Davis,P.C.


                              By:  /S/ G. BLAND BYRNE
                                   G. Bland Byrne

Exhibit 24.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Cagle's, Inc. on Form S-8 of our reports dated May 6, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Cagle's, Inc., for the year ended April 2, 1994.


Arthur Andersen LLP

Atlanta, Georgia
February 9, 1995

                                 Exhibit 4

                               CAGLE'S, INC.
                             STOCK OPTION PLAN
             Adopted by the Board of Directors on May 17, 1993


     1. Purpose. This plan is intended to further the success of Cagle's, Inc. (the "Company") by enabling it to issue options to purchase shares of the Company's Class A Common Stock, some of which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code as amended (the "Code"), thereby providing an additional incentive to those who are granted options to continue in a beneficial relationship with the Company.

     2. Administration of the Plan. The Plan will be administered by an Administrator appointed by the Company's Board of Directors. Subject to the provisions of the Plan, the Administrator shall have sole authority to:
(a) determine who will be granted options; (b) determine the number of shares that will be subject to a particular option and the manner in which such shares may vest thereunder; (c) determine whether the purchase price for the shares will be paid in cash or in the Company's common stock; (d) determine the duration of each option; (e) determine the times at which options will be granted; (f) otherwise carry out and interpret the Plan; and (g) prescribe, amend and rescind rules and regulations relating to the Plan. The Administrator may be an individual or it may be a committee. If the Administrator is an individual, the individual must be a Director; if a committee, then at least one of the members must be a Director. If the Administrator is an individual, he or she may not cause an option to be granted to himself or herself hereunder. If the Administrator is a committee, all of its actions must be taken by unanimous vote. The committee may appoint a secretary to keep minutes of its meetings, and it may make such rules and regulations for itself as it may deem advisable. The Board may remove the Administrator (or any member if the Administrator is a committee) at any time, and only the Board may fill any vacancy, however created.

     3. Number of Shares Subject to the Plan. In the aggregate, 50,000 shares of the Company's Class A Common Stock may be issued under options granted under the Plan. In the event an option granted under the Plan expires or is terminated, any shares which were subject to the option and as to which the option was not exercised may subsequently be subjected to another option granted under the Plan.

     4. Who is Eligible. The Administrator may grant options to anyone who is eligible. All directors and executive officers of the Company are eligible to receive stock options not intending to qualify under Section 422 of the Code ("Non-Statutory Options"), and all executive officers who are employees of the Company are eligible to receive stock options qualifying under Section 422 of the Code ("Incentive Stock Options"). For purposes of this agreement, "employee" shall mean any individual who is an employee of the Company within the meaning of Section 3401 of the Code.

     5. Certain Shareholders Ineligible. In order to comply with Section 422(b)(6) of the Code, no Incentive Stock Option will be granted to anyone who, at the time the option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company; provided, however, that as permitted by
Section 422(c)(5) of the Code, an Incentive Stock Option may be granted to such a person if at the time such option is granted the option's exercise prices is at least 110 percent of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

     6. Statutory Limitation on Value. In granting Incentive Stock Options under the Plan, the Administrator must consider Section 422(d) of the Code, which provides that options meeting the requirements of Section 422(b) will not be treated as incentive stock options to the extent that the aggregate fair market value of stock with respect to which such options are exercisable for the first time by any individual during any calendar year (under all plans of the individual's corporate employer and the parent and subsidiary corporations of the individual's corporate employer) exceeds $100,000.

     7.   Terms and Conditions of the Options.

     (a) The options granted under the Plan will have the terms and conditions required by the Plan and such other terms and conditions as the Administrator may determine provided that (i) the terms and conditions do not prevent the options intended to qualify as Incentive Stock Options from so qualifying; and
(ii) the terms and conditions do not contravene any provision of the Plan.

     (b) The option price per share with respect to each option shall be determined by the Administrator, but shall in no instance be less than the fair market value of a share of common stock on the date the option is granted. For purposes hereof, fair market value shall be determined by the Administrator in accordance with Section 422 of the Code and the rules and regulations thereunder.

     (c) If Grantees are permitted to pay for the shares over time, the Administrator, in determining the exercise price, must take into account any imputed or unstated interest, as set forth in Section 483 of the Code and the rulings and regulations thereunder.

     (d) The Administrator shall set the expiration date for each option, but such expiration date shall not be more than ten years from the date it is granted; provided, however, that with regard to Incentive Stock Options, the Administrator will not fix a date later than allowed by Sections 422(b)(3) or 422(c)(5) of the Code whichever is applicable.

     8. Effect of Stock Dividends, Etc. In the event of any change in the Company's capitalization, such as by a stock dividend, stock split, reclassification of shares, exchange of shares, merger, or consolidation, the Administrator shall make appropriate adjustments to the number of shares subject to outstanding options and to the purchase price class. The aggregate number of shares subject to the Plan will also be adjusted appropriately. An increase, in such circumstance, in the aggregate number of shares subject to the Plan will not constitute an amendment to the Plan requiring the approval of shareholders.

     9. Amendments. This Plan may be amended at any time by the Board of Directors without the approval of the Company's shareholders; provided, however, that the Board may neither increase the total number of shares subject to the Plan nor change the Plan's provisions concerning eligibility without shareholder approval. Notwithstanding the foregoing, the Board may amend the Plan without the approval of the Company's shareholders to the extent necessary to cause the Incentive Stock Options granted under the Plan to qualify as incentive stock options under Section 422 of the Code.

     10. Expiration or Termination of the Plan. No option may be granted under the Plan after 10 years from the date the Plan is adopted by the Company's Board of Directors or the date the Plan is approved by the Company's shareholders, whichever is earlier. Nor may any option be granted under the Plan if granting the option would cause the aggregate under of shares of stock already purchased under the Plan or subject to outstanding options granted under the Plan to exceed the maximum number of shares that have been authorized for the Plan. The Board of Directors may abandon or terminate the Plan at any time. Any abandonment or termination of the Plan will not affect any outstanding option previously granted under the Plan.

     11. Interpretation. The Plan shall be interpreted in accordance with its purpose of enabling the Company to grant options some of which may qualify as incentive stock options under Section 422 of the Code. The provisions of this Plan with respect to Incentive Stock Options are subject to all regulations and rulings, both present and future, of the Secretary of the Treasury or his delegate, relating to the qualification of incentive stock options under Section 422 of the Code, and if any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan will be ineffective.

     12. Effect on Other Options. This Plan does not affect the terms and conditions of any stock option granted under any other plan.

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